Exhibit 10.27

AMENDMENT NUMBER ONE
TO THE ASSURANT EXECUTIVE 401(k) PLAN
THIS AMENDMENT to the Assurant Executive 401(k) Plan, as amended and restated effective as of January 1, 2014 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of March 1, 2016.
W I T N E S S E T H:
WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;
WHEREAS, pursuant to Article 8 of the Plan, the Committee has the authority to amend the Plan, unless the amendment would significantly increase the Company’s liabilities for the Plan;
WHEREAS, the Committee wishes to amend the Plan, effective as of March 1, 2016, to permit a special one-time profit sharing contribution in recognition of the valuable contributions of its employees to the success of the Company;
WHEREAS, this special one-time profit sharing contribution has been approved by the Executive Committee (as defined in the Plan); and
NOW THEREFORE, the Committee amends the Plan as follows:
1.
Effective as of March 1, 2016, a new Section 3.06 is hereby added to the Plan to read as follows:

“3.06	Profit Sharing Contribution.

(a)
Authority to Grant a Profit Sharing Contribution. Effective as of March 1, 2016, an employer contribution may be made to the Plan which shall be known as a “Profit Sharing Contribution”. Such contribution shall be made at the discretion of the Committee with prior approval from the Executive Committee. The granting of a Profit Sharing Contribution shall not automatically entitle Participants to future Profit Sharing Contributions unless so specified by the Committee under prior authorization from the Executive Committee.

(b)
2016 Profit Sharing Contribution. The Account of each Participant who is actively employed by the Company or its Affiliates on December 31, 2016 shall be credited with a special one-time Profit Sharing Contribution equal to 3% of the amount by which such Participant’s Executive Compensation exceeds the Participant’s Eligible Pay for the 2016 Plan Year. This contribution shall be deposited into such Participant’s Account as soon as administratively practicable but in no event later than 45 days after December 31, 2016. For the avoidance of doubt, each Participant who is entitled to receive the Profit Sharing Contribution provided for in this Section 3.06 shall vest in such contribution at the same time as he or she vests in any other 401(k) Benefits received pursuant to Section 3.01 of the Plan. Notwithstanding the foregoing in this Section 3.06, all Participants whose employment ended on or between March 1, 2016 and December 30, 2016 shall be entitled to receive the Profit Sharing Contribution if their Separation from Service was on account of death, Disability, Retirement or as part of an involuntary Separation from Service without cause initiated by the Company other than a divestiture, sale, transfer or other related corporate transaction.”

* * * * * * * * *
Except as amended here, the Plan will continue in full force and effect.
IN WITNESS WHEREOF, the undersigned has adopted this Amendment Number One to the Assurant Executive 401(k) Plan on the date shown below, to be effective as of the dates set forth herein.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE

Date	12/15/2016	By	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Chairperson, Assurant, Inc. Benefit Plans Committee
Executive Vice President and Chief Human Resources Officer